Exhibit 10.6

TABULA RASA HEALTHCARE, INC.,
CAREKINESIS, INC.,
CAREVENTIONS, INC.,
CAPSTONE PERFORMANCE SYSTEMS, LLC,
J. A.  ROBERTSON, INC.,
 AND
MEDLIANCE LLC

BRIDGE BANK, NATIONAL ASSOCIATION

 LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT is entered into as of April 29, 2015, by and between BRIDGE BANK, NATIONAL ASSOCIATION (“Bank”) and CAREKINESIS, INC., a Delaware corporation (“CareKinesis”), TABULA RASA HEALTHCARE, INC., a Delaware corporation (“Parent”), CAREVENTIONS, INC., a Delaware corporation (“Careventions”), CAPSTONE PERFORMANCE SYSTEMS, LLC, a Delaware limited liability company (“Capstone”), J. A.  ROBERTSON, INC., a California corporation (“Robertson”) and MEDLIANCE LLC, an Arizona limited liability company (“Medliance”). Parent, CareKinesis, Careventions, Capstone, Robertson and Medliance are each referred to herein as a “Borrower”, and collectively, as the “Borrowers”.

RECITALS

Borrowers wish to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrowers.  This Agreement sets forth the terms on which Bank will advance credit to Borrowers, and Borrowers will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.                                      DEFINITIONS AND CONSTRUCTION.

1.1                               Definitions.  As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to a Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by a Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by a Borrower and such Borrower’s Books relating to any of the foregoing.

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Facility.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Bank Expenses” means all:  reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower’s Books” means all of a Borrower’s books and records including:  ledgers; records concerning a Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Borrowing Base” means as of any date an amount equal to (a) Borrowers’ trailing three (3) months of Monthly Recurring Revenue from Eligible Recurring Revenue Contracts as of the last day of the most recently completed month multiplied by (b) the lesser of (i) one hundred percent (100%) or (ii) the MRR Retention Rate, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrowers; provided however that (x) clause (a) of the Borrowing Base definition may include rebate accrual receivables from Medliance’s Contracts, provided that such receivables are aged less than 180 days and aggregate amount to be included in the Borrowing Base from such Contracts does not exceed $1,500,000; and (y) that the aggregate amount of Monthly Recurring Revenue included in the Borrowing Base from Eligible Recurring Revenue Contracts with customers outside the United States shall not exceed 10% without Bank’s prior written consent; and provided further that the

Borrowing Base may be revised from time to time by Bank following each Collateral audit or as Bank deems necessary in Bank’s reasonable judgment and upon notification thereof to Borrowers.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Cash Management Sublimit” means a sublimit for cash management transactions under the Revolving Line pursuant to Section 2.1(b).

“Change in Control” shall mean a transaction in which (i) any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of a Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of a Borrower, who did not have such power before such transaction, or (ii) Parent ceases to directly or indirectly own all of the outstanding capital stock of any other Borrower.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code.

“Collateral” means the property described on Exhibit A attached hereto.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Bank in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Contracts” means subscription license contracts, maintenance contracts and support contracts of a Borrower.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof.

“Credit Extension” means each Advance, use of the Cash Management Sublimit, the International Sublimit, or any other extension of credit by Bank for the benefit of Borrowers hereunder.

“Daily Balance” means the amount of the Obligations owed at the end of a given day.

“EBITDA” means Borrowers’ earnings before interest, taxes, depreciation expense, amortization expense, and non-cash stock-compensation based expenses, determined in accordance with GAAP.

“Eligible Recurring Revenue Contracts” means Contracts yielding monthly recurring revenue in accordance with GAAP, provided that standards of eligibility may be fixed and revised from time to time by Bank in Bank’s reasonable judgment and upon notification thereof to Borrowers in accordance with the provisions hereof.  Unless otherwise agreed to by Bank, Eligible Recurring Revenue Contracts shall not include the following:

(a)                                 Contracts for which the customer thereunder has failed to pay to the Borrowers any amounts due to Borrowers under any of such Contracts within ninety (90) days from the invoice date;

(b)                                 Contracts which the customer thereunder has elected to cancel or has failed to renew within the time period prescribed in such Contracts;

(c)                                  Contracts with respect to which the customer is subject to any Insolvency Proceeding, or becomes insolvent or goes out of business; or

(d)                                 Contracts with respect to which the customer is outside of the United States (unless otherwise approved in writing by Bank on a case by case basis).

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which a Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“Foreign Exchange Reserve Percentage” is defined in Section 2.1(c)(ii) hereof.

“Founder Notes” means (i) unsecured Indebtedness in the aggregate principal amount of $800,000 owing to Calvin and Orsula Knowlton evidenced by that certain Amended Promissory Note dated as of May 9, 2013 and (ii) unsecured Indebtedness in the aggregate principal amount of $250,000 owing to John and Joanne Durham evidenced by that certain Promissory Note dated as of May 20, 2013.

“FX Amount” is defined in Section 2.1(c)(ii) hereof.

“FX Contracts” are defined in Section 2.1(c)(ii) hereof.

“GAAP” means generally accepted accounting principles as in effect from time to time.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property Collateral” means all of a Borrower’s right, title, and interest in and to the following: Copyrights, Trademarks and Patents; all trade secrets, all design rights, claims for damages by way of past, present and future infringement of any of the rights included above, all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties payable to a Borrower arising from such use to the extent permitted by such license or rights; all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“International Sublimit” means a sublimit for foreign exchange services and export, import, and standby letters of credit under the Revolving Line pursuant to Section 2.1(c).

“Inventory” means all inventory in which a Borrower has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of a Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and a Borrower’s Books relating to any of the foregoing.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Letter of Credit” or “Letters of Credit” is defined in Section 2.1(c)(ii) hereof.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes, and any other documents, instruments or agreements entered into by a Borrower or any guarantor or other third party in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business operations or condition (financial or otherwise) of Parent and its Subsidiaries taken as a whole or (ii) the ability of Borrowers to repay the Obligations or otherwise perform their obligations under the Loan Documents or (iii) the value or priority of Bank’s security interests in the Collateral.

“Monthly Recurring Revenue” means with respect to any measurement period GAAP revenue recognized during such period from Contracts.

“MRR Retention Rate” means as of the last day of each month, the ratio, expressed as a percentage, of (a) (i) Monthly Recurring Revenue for the three (3) months ending on such date (the “Measurement Period”) minus (ii) Monthly Recurring Revenue for the Measurement Period derived from customers to Contracts that do not constitute an Eligible Recurring Revenue Contract to (b) Monthly Recurring Revenue for the Measurement Period for all Contracts; provided however that at no time shall the MRR Retention Rate be greater than one hundred percent (100%).

“Negotiable Collateral” means all letters of credit of which a Borrower is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and such each Borrower’s Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrowers pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrowers to others that Bank may have obtained by assignment or otherwise.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrowers may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrowers and Bank.

“Permitted Indebtedness” means:

(a)                                 Indebtedness of Borrowers in favor of Bank arising under this Agreement or any other Loan Document;

(b)                                 unsecured Indebtedness owing to trade creditors in the ordinary course of business;

(c)                                  Indebtedness existing on the Closing Date incurred solely for the purpose of financing the acquisition or leasing of equipment, along with any extension, renewal or refinancing of such Indebtedness, provided that the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

(d)                                 other Indebtedness existing on the Closing Date and disclosed in the Schedule;

(e)                                  Subordinated Debt;

(f)                                   Indebtedness arising under the Founder Notes;

(g)                                 Indebtedness arising after the Closing Date incurred solely for the purpose of financing the acquisition or leasing of equipment, including without limitation, capital lease obligations, provided that the aggregate principal amount of Indebtedness permitted by this clause (g) shall not exceed One Million Dollars ($1,000,000) at any time outstanding; and

(h)                                 other unsecured Indebtedness of Borrowers in an aggregate principal amount not to exceed One Hundred Thousand Dollars ($100,000).

“Permitted Investment” means:

(a)                                 Investments existing on the Closing Date disclosed in the Schedule;

(b)                                 Investments by any Borrower and its Subsidiaries in any Subsidiary that is a coborrower hereunder;

(c)                                  Investments by any Borrower and its Subsidiaries in any Subsidiary that is a not a coborrower hereunder, upon Bank’s prior written consent; and

(d)                                 (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank and (iv) Bank’s money market accounts.

“Permitted Liens” means the following:

(a)                                 Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

(b)                                 Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank’s security interests;

(c)                                  Liens securing the Indebtedness described in clause (c) and clause (g) of the defined term “Permitted Liens” provided that the Lien is confined solely to the property so acquired or leased and improvements thereon, and the proceeds of such equipment;

(d)                                 Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the greater of three and one quarter percent (3.25%) per year, or the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate”, whether or not such announced rate is the lowest rate available from Bank.

“Responsible Officer” means each of the Chief Executive Officer, the President and the Chief Financial Officer of each Borrower.

“Revolving Facility” means the facility under which Borrowers may request Bank to issue Advances, as specified in Section 2.1(a) hereof.

“Revolving Line” means a credit extension of up to Fifteen Million Dollars ($15,000,000).

“Revolving Maturity Date” means the second anniversary of the Closing Date.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Shares” is one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by a Borrower or any Subsidiary of a Borrower, in any direct or indirect Subsidiary.

“Sublimit Amount” means an aggregate amount not to exceed One Million Dollars ($1,000,000) with respect to all services provided under the Cash Management Sublimit and the International Sublimit.

“Subordinated Debt” means any debt incurred by Borrowers that is subordinated to the debt owing by Borrowers to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrowers and Bank), pursuant to a subordination agreement in form and substance reasonably satisfactory to Bank.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries (including any Affiliate), or both, by such Person.  Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of a Borrower.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrowers connected with and symbolized by such trademarks.

1.2                               Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP.  When used herein, the terms “financial statements” shall include the notes and schedules thereto.  In the event that any change in GAAP shall occur and such change results in a change in the method of calculation of financial covenants, negative covenants, standards or terms in this Agreement, then Borrowers and Bank agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such changes in GAAP with the desired result that the criteria for evaluating Borrowers’ financial condition shall be the same after such changes in GAAP as if such changes had not been made.  Until such time as such an amendment shall have been executed and delivered by

Borrowers and Bank, all financial covenants, negative covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such changes in GAAP had not occurred.

2.                                      LOAN AND TERMS OF PAYMENT.

2.1                               Credit Extensions.

Each Borrower promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrowers hereunder.  Borrowers shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(a)                                 Revolving Advances.

(i)                                    Subject to and upon the terms and conditions of this Agreement, Borrowers may request Advances in an aggregate outstanding amount not to exceed the lesser of (i) the Revolving Line or (ii) the Borrowing Base, minus, in each case, the amount of services being provided under the Cash Management Sublimit and the aggregate amounts outstanding under the International Sublimit.  Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(a) shall be immediately due and payable.  Borrowers may prepay any Advances without penalty or premium.

(ii)                                Whenever Borrowers desire an Advance, Borrowers will notify Bank no later than 3:00 p.m. Pacific time, on the Business Day that the Advance is to be made.  Each such notification shall be made (i) by telephone or in-person followed by written confirmation from Borrowers within 24 hours, (ii) by electronic mail or facsimile transmission, or (iii) by delivering to Bank a Revolving Advance Request Form in substantially the form of Exhibit B hereto.  Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid.  Bank shall be entitled to rely on any notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrowers shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance.  Bank will credit the amount of Advances made under this Section 2.1(a) to a Borrower’s deposit account.

(b)                                 Cash Management Sublimit.  Subject to the terms and conditions of this Agreement and availability under the Revolving Line and the Borrowing Base, Borrowers may request cash management services which may include merchant services, business credit card, automated clearing house transactions, controlled disbursement accounts and check cashing services identified in various cash management services agreements related to such services (the “Cash Management Services”) by delivering to Bank such applications on Bank’s standard forms as requested by Bank; provided, however, that the total amount of the Cash Management Services shall not exceed the Sublimit Amount, and that availability under the Revolving Line shall be reduced by the entire amount of services provided under the Cash Management Sublimit.  In addition, Bank may, in its sole discretion, charge as Advances any amounts that become due or owing to Bank in connection with the Cash Management Services.  If at any time the Revolving Facility is terminated or otherwise ceases to exist, (i) Borrowers shall immediately secure to Bank’s satisfaction its obligations with respect to any Cash Management Services, and, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit issued by Bank in a Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates), shall automatically secure such obligations to the extent of the then outstanding Cash Management Services, and (ii) each Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by a Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Cash Management Services continue.

(c)                                  International Sublimit.

(i)                                    Letters of Credit.  Subject to the terms and conditions of this Agreement, at any time prior to the Revolving Maturity Date, Bank agrees to issue letters of credit for the account of

Borrowers (each, a “Letter of Credit” and collectively, the “Letters of Credit”), provided, however, the aggregate outstanding face amount of all Letters of Credit shall not exceed the Sublimit Amount, and for purposes of determining availability under the Revolving Line, the aggregate outstanding face amount of all Letters of Credit (whether drawn or undrawn) shall decrease, on a dollar-for-dollar basis, the amount available for other Advances.  All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form of standard application and letter of credit agreement (the “Application”), which Borrowers hereby agree to execute, including Bank’s standard fees.  On any drawn but unreimbursed Letter of Credit, the unreimbursed amount shall be deemed an Advance under Section 2.1(a).  The obligation of Borrowers to reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, the Application, and such Letters of Credit, under all circumstances whatsoever.  Each Borrower shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, attorneys’ fees, arising out of or in connection with any Letters of Credit, except for expenses caused by Bank’s gross negligence or willful misconduct.

(ii)                                Foreign Exchange.  Subject to and upon the terms and conditions of this Agreement and any other agreement that Borrowers may enter into with Bank in connection with foreign exchange transactions (“FX Contracts”), Borrowers may request Bank to enter into FX Contracts with a Borrower due not later than the Revolving Maturity Date.  Borrowers shall pay any standard issuance and other fees that Bank notifies Borrowers will be charged for issuing and processing FX Contracts for Borrowers.  The FX Amount shall at all times be equal to or less than the Sublimit Amount, and availability under the Revolving Line shall be reduced by the FX Amount.  The “FX Amount” shall equal the amount determined by multiplying (A) the aggregate amount, in United States Dollars, of FX Contracts between a Borrower and Bank remaining outstanding as of any date of determination by (B) the applicable Foreign Exchange Reserve Percentage as of such date.  The “Foreign Exchange Reserve Percentage” shall be a percentage as determined by Bank, in its reasonable discretion from time to time.  The initial Foreign Exchange Reserve Percentage shall be ten percent (10%).

(iii)                            If at any time the Revolving Facility is terminated or otherwise ceases to exist, Borrowers shall immediately secure in cash all obligations under the International Sublimit on terms reasonably acceptable to Bank.

2.2                               Overadvances.  If the aggregate amount of the outstanding Advances plus the amount of services provided under the Cash Management Sublimit plus the aggregate amounts outstanding under the International Sublimit exceeds the lesser of the Revolving Line or the Borrowing Base at any time, Borrowers shall immediately pay to Bank, in cash, the amount of such excess.

2.3                               Interest Rates, Payments, and Calculations.

(a)                                 Interest Rates.

(i)                                    Advances.  Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to one percent (1.0%) above the Prime Rate; provided however that on and after the completion of Parent’s underwritten initial public offering of its securities registered under the Securities Act of 1933, as amended, the Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to one half of one percent (0.5%) above the Prime Rate.

(b)                                 Late Fee; Default Rate.  If any payment is not made within ten (10) days after the date such payment is due, Borrowers shall pay Bank a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law, not in any case to be less than $25.00.  All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c)                                  Payments.  Interest hereunder shall be due and payable on the tenth calendar day of each month during the term hereof.  Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder.  Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.  All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

(d)                                 Computation.  In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate.  All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.4                               Crediting Payments.  Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrowers specify.  After the occurrence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment.  Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day.  Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5                               Fees.  Borrowers shall pay to Bank the following:

(a)                                 Facility Fees.  On the Closing Date and on the first anniversary of the Closing Date, a fee with respect to the Revolving Facility equal to $37,500; and

(b)                                 Bank Expenses.  On the Closing Date, all Bank Expenses incurred through the Closing Date, including attorneys’ fees and expenses and, after the Closing Date, all Bank Expenses, including attorneys’ fees and expenses, as and when they are incurred by Bank.

2.6                               Term.  This Agreement shall become effective on the Closing Date and, subject to Section 13.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement.  Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.  Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

2.7                               Extension of Maturity.  Notwithstanding anything contained herein to the contrary, Bank shall have the right, in its sole and absolute discretion, to extend the Revolving Maturity Date to the tenth day of the month next following the actual Revolving Maturity Date as stated in this Agreement.

3.                                      CONDITIONS OF LOANS.

3.1                               Conditions Precedent to Initial Credit Extension.  The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)                                 this Agreement;

(b)                                 a certificate of the Secretary of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c)                                  UCC National Form Financing Statements;

(d)                                 an intellectual property security agreement;

(e)                                  subordination agreement with Eastward Fund Management, LLC;

(f)                                   subordination agreement with Amerisourcebergen Drug Corporation/Bellco Drug Corp.;

(g)                                 subordination agreement(s) with Fred Smith III, Stephen F. Olds, and the Olds Family 2002 Trust;

(h)                                 payoff letter from Silicon Valley Bank;

(i)                                    agreement to provide insurance;

(j)                                    payment of the fees and Bank Expenses then due specified in Section 2.5 hereof;

(k)                                 current financial statements of Borrowers;

(l)                                    an audit of the Collateral, the results of which shall be satisfactory to Bank;

(m)                             a borrowing base certificate in substantially similar form as Exhibit C;

(n)                                 a compliance certificate in substantially similar form as Exhibit D; and

(o)                                 such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2                               Conditions Precedent to all Credit Extensions.  The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a)                                 timely receipt by Bank of the Advance Request Form as provided in Section 2.1; and

(b)                                 the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Advance Request Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension.  The making of each Credit Extension shall be deemed to be a representation and warranty by a Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4.                                      CREATION OF SECURITY INTEREST.

4.1                               Grant of Security Interest.  Each Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by such Borrower of each of its covenants and duties under the Loan Documents.  Such security interest constitutes a valid, first priority security interest in the presently existing Collateral, subject to Permitted Liens described in clause (c) of such defined term, and will constitute a valid, first priority security interest in Collateral, subject to Permitted Liens described in clause (c) of such defined term, acquired after the date hereof.

4.2                               Delivery of Additional Documentation Required.  Borrowers shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.  Borrowers from time to time may deposit with Bank specific time deposit accounts to secure specific Obligations. Each Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any request by a Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Obligations are outstanding.

4.3                               Right to Inspect.  Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrowers’ usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect a Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify each Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

4.4                               Pledge of Shares. Each Borrower hereby pledges, assigns and grants to Bank, a security interest in all the Shares (except that, in the case of all non-domestic Subsidiaries of a Borrower, such pledged Shares shall be limited to sixty-five percent (65%) of the Shares of first-tier non-domestic Subsidiaries), together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. To the extent Shares are not certificated as of the Closing Date, within ten (10) days of the certification of any Shares, the certificate or certificates for the Shares will be delivered to Bank, accompanied by an instrument of assignment duly executed in blank by Borrowers. To the extent required by the terms and conditions governing the Shares, Borrowers shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence and during the continuance of an Event of Default hereunder, Bank may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Bank and cause new (as applicable) certificates representing such securities to be issued in the name of Bank or its transferee. Borrowers will execute and deliver such documents, and take or cause to be taken such actions, as Bank may reasonably request to perfect or continue the perfection of Bank’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, Borrowers shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

5.                                      REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants as follows:

5.1                               Due Organization and Qualification.  Each Borrower and each Subsidiary is a corporation duly existing under the laws of its state of incorporation and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified and where failure to so qualify could reasonably be expected to have a Material Adverse Effect.

5.2                               Due Authorization; No Conflict.  The execution, delivery, and performance of the Loan Documents are within each Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in a Borrower’s Certificate/Articles of Incorporation or Bylaws, or Certificate of Formation or Operating Agreement, as applicable, nor will they constitute an event of default under any material agreement to which a Borrower is a party or by which a Borrower is bound.  As of the date hereof, no Borrower is in default under any material agreement to which it is a party or by which it is bound.

5.3                               No Prior Encumbrances.  Each Borrower has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.

5.4                               Bona Fide Eligible Recurring Revenue Contracts.  The Eligible Recurring Revenue Contracts are bona fide existing contracts.  Borrowers have not received notice of an actual or imminent Insolvency Proceeding commenced by or against any customer of either Borrower whose Contracts are included in any Borrowing Base Certificate as Eligible Recurring Revenue Contract..

5.5                               Merchantable Inventory.  All Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

5.6                               Intellectual Property Collateral.  Each Borrower is the sole owner of the Intellectual Property Collateral, except for non-exclusive licenses granted by a Borrower to its customers in the ordinary course of business.  To Borrowers’ knowledge, each of the Patents owned by Borrowers as of the date hereof is valid and enforceable. No part of the Intellectual Property Collateral owned by Borrowers as of the date hereof has been judged invalid or unenforceable, in whole or in part, and no written claim has been made that any part of the Intellectual Property Collateral owned by Borrowers as of the date hereof violates the rights of any third party.  Except as set forth in the Schedule, each Borrower’s rights as a licensee of intellectual property do not give rise to more than five percent (5%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service.  Except as set forth in the Schedule, no Borrower is a party to, or bound by, any agreement that restricts the grant by such Borrower of a security interest in such Borrower’s rights under such agreement.

5.7                               Name; Location of Chief Executive Office.  Except as disclosed in the Schedule, no Borrower has done business under any name other than that specified on the signature page hereof.  The chief executive office of each Borrower is located at the address indicated in Section 10 hereof.  All of Borrowers’ Inventory and Equipment is located only at the locations set forth in Section 10 hereof.

5.8                               Litigation.  Except as set forth in the Schedule, there are no actions or proceedings pending by or against a Borrower or any Subsidiary before any court or administrative agency that could reasonably be expected to have a Material Adverse Effect.

5.9                               No Material Adverse Change in Financial Statements.  All consolidated and consolidating financial statements related to Borrowers and any Subsidiary that Bank has received from Borrowers fairly present in all material respects Borrowers’ financial condition as of the date thereof and Borrowers’ consolidated and consolidating results of operations for the period then ended.  There has not been a material adverse change in the consolidated or the consolidating financial condition of Borrowers since the date of the most recent of such financial statements submitted to Bank.

5.10                        Solvency, Payment of Debts.  Each Borrower is solvent and able to pay its debts (including trade debts) as they mature.

5.11                        Regulatory Compliance.  Each Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from a Borrower’s failure to comply with ERISA that could result in Borrower’s incurring any material liability thereunder.  No Borrower is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.  No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System).  Each Borrower has complied with all the provisions of the Federal Fair Labor Standards Act.  No Borrower has violated any statutes, laws, ordinances or rules applicable to it, violation of which could reasonably be expected to have a Material Adverse Effect.

5.12                        Environmental Condition.  None of Borrowers’ or any Subsidiary’s properties or assets has ever been used by a Borrower or any Subsidiary or, to the best of Borrowers’ knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrowers’ knowledge, none of Borrowers’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by a Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by a Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

5.13                        Taxes.  Each Borrower and each Subsidiary have filed or caused to be filed all federal and state tax income returns and any other material tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein.

5.14                        Subsidiaries.  Except as set forth on the Schedule, no Borrower owns any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.15                        Government Consents.  Each Borrower and each Subsidiary have obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of such Borrower’s business as currently conducted.

5.16                        Accounts. On and after the 60th day following the Closing Date, none of a Borrower’s nor any Subsidiary’s operating, depository or investment accounts are maintained or invested with a Person other than Bank, except as permitted under Section 6.8.

5.17                        Shares.  Each Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit such Borrower from pledging the Shares pursuant to this Agreement. To Borrowers’ knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. To Borrowers’ knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and no Borrower knows of any reasonable grounds for the institution of any such proceedings

5.18                        Full Disclosure.  No representation, warranty or other statement made by a Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

6.                                      AFFIRMATIVE COVENANTS.

Each Borrower shall do all of the following:

6.1                               Good Standing.  Each Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which it is required under applicable law, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.  Each Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.

6.2                               Government Compliance.  Each Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA.  Each Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

6.3                               Financial Statements, Reports, Certificates.  Borrowers shall deliver the following to Bank:  (a) as soon as available, but in any event within thirty (30) days after the last day of each month, a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto, together with aged listings of accounts receivable and accounts payable by invoice date and a deferred revenue report; (b) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared consolidated and consolidating balance sheet, income statement, and cash flow statement covering Borrowers’ operations during such period, prepared in accordance with GAAP, consistently applied, in a form acceptable to Bank and certified by a Responsible Officer, together with a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto; (c) as soon as available, but in any event within one hundred eighty (180) days after the end of Borrowers’ fiscal year, audited consolidated financial statements of Borrowers prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (d) as soon as available, but in any event no later than the earlier to occur of thirty (30) days following the beginning of each fiscal year or the date of approval by such Borrowers’ board of directors, an annual operating budget and financial projections (including income statements, balance sheets and cash flow statements) for such fiscal year, presented in a monthly format, approved by Borrowers’ board of directors, and in a form reasonably acceptable to Bank (each, a “Financial Plan”); (e) copies of all statements, reports and notices sent or made available generally by a Borrower to its security holders or to any holders of Subordinated Debt and, if applicable, all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (f) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against a Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to a Borrower or any Subsidiary of Two Hundred Fifty Thousand Dollars ($250,000) or more; and (g) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time.

6.4                               Audits. Bank shall have a right from time to time hereafter to audit a Borrower’s Accounts and appraise Collateral at such Borrowers’ expense, provided that such audits will be conducted no more often than every twelve (12) months unless an Event of Default has occurred and is continuing.

6.5                               Inventory; Returns.  Borrowers shall keep all Inventory in good and marketable condition and free from all material defects, except for Inventory for which adequate reserves have been made.  Returns and allowances, if any, as between Borrowers and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrowers, as they exist at the time of the execution and delivery of this Agreement.  Borrowers shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Two Hundred Fifty Thousand Dollars ($250,000).

6.6                               Taxes.  Borrowers shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all federal and state income taxes and all other material taxes, including local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrowers will make, and will cause each Subsidiary to make, timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that such Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrowers.

6.7                               Insurance.

(a)                                 Borrowers, at their expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where a Borrower’s business is conducted on the date hereof.  Borrowers shall also maintain insurance relating to Borrowers’ business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrowers’.

(b)                                 All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank.  All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee thereof, and all liability insurance policies shall show the Bank as an additional insured and shall specify that the insurer must give at least twenty (20) days’ notice to Bank before canceling its policy for any reason.  Upon Bank’s request, Borrowers shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor.  All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.

6.8                               Accounts.  Borrowers shall (i) maintain and shall cause each of their Subsidiaries to maintain its primary depository, operating, and investment accounts with Bank and (ii) endeavor to utilize and shall cause each of their Subsidiaries to endeavor to utilize Bank’s International Banking Division for any international banking services required by Borrowers, including, but not limited to, foreign currency wires, hedges, swaps, FX

Contracts, and Letters of Credit.  For each deposit, operating, or investment account, other than Immaterial Accounts, that a Borrower maintains outside of Bank after the 60th day following the Closing Date, such Borrower shall cause the applicable bank or financial institution at or with which any such account is maintained to execute and deliver an account control agreement or other appropriate instrument in form and substance satisfactory to Bank. “Immaterial Accounts” shall mean operating, depository or investment accounts with a Person or institution other than Bank as long as the aggregate balance in such Immaterial Accounts does not exceed Ten Thousand Dollars ($10,000) at any time.

6.9                               Lockbox and Cash Collateral Account. All proceeds of Accounts shall be deposited into a lockbox or dominion account (the “Cash Collateral Account”) with Bank, pursuant to the terms of such lockbox agreements as Bank shall reasonably request from time to time (the “Lockbox Agreements”); and Borrowers shall use the Cash Collateral Account address as the remit to and payment address for all proceeds of Accounts.  If a Borrower receives any amount despite such instructions, Borrowers shall immediately deliver such payment to Bank in the form received, except for an endorsement to the order of Lender and, pending such delivery, shall hold such payment in trust for Bank. On the same day of clearance of any checks, Bank shall credit all amounts paid into the Cash Collateral Account to Borrowers’ operating account(s) maintained at Bank. Following an Event of Default that is continuing, Bank may, in its sole discretion, send requests for verification of Accounts or notify such Borrower’s account debtors of the assignment of such Accounts to Bank, and take such other actions as set forth in the Lockbox Agreements and credit any and all amounts paid into the Cash Collateral Account first, against any amounts outstanding pertaining to any Advances, and then, of any remaining balance of such amount to Borrowers’ operating account(s).

6.10                        Financial Covenants.

(a)                                 Minimum Cash. Borrowers shall maintain unrestricted cash balances in its accounts at Bank of at least $1,000,000 at all times through December 31, 2015, and at least $1,500,000 at all times thereafter.

(b)                                 Minimum MRR Retention Rate.  Borrowers shall maintain an MRR Retention Rate of at least ninety percent (90%), measured monthly.

(c)                                  Minimum EBITDA.  Borrowers’ EBITDA shall be at least (i) $2,000,000 for  the six (6) months’ ending June 30, 2015, (ii) $3,500,000 for  the six (6) months’ ending September 30, 2015 and (iii) $5,000,000 for  the nine (9) months’ ending December 31, 2015.  Borrowers’ minimum EBITDA, measured at the end of each quarter for 2016 and beyond shall be in such amounts as determined by Bank based on Borrowers’ Financial Plan for such year(s).

6.11                        Intellectual Property Rights.

(a)                                 Borrowers shall promptly give Bank written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any.  Borrowers shall (i) give Bank not less than 30 days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed, and (ii) prior to the filing of any such applications or registrations, shall execute such documents as Bank may reasonably request for Bank to maintain its perfection in such intellectual property rights to be registered by Borrowers, and upon the request of Bank, shall file such documents simultaneously with the filing of any such applications or registrations.  Upon filing any such applications or registrations with the United States Copyright Office, Borrowers shall promptly provide Bank with (i) a copy of such applications or registrations, without the exhibits, if any, thereto, (ii) evidence of the filing of any documents requested by Bank to be filed for Bank to maintain the perfection and priority of its security interest in such intellectual property rights, and (iii) the date of such filing.

(b)                                 Bank may audit Borrowers’ Intellectual Property Collateral to confirm compliance with this Section, provided such audit may not occur more often than once per year, unless an Event of Default has occurred and is continuing.  Bank shall have the right, but not the obligation, to take, at Borrowers’ sole expense, any actions that Borrowers are required under this Section to take but which Borrowers fail to take, after 15 days’ notice to Borrowers.  Borrowers shall reimburse and indemnify Bank for all costs and expenses incurred in the exercise of its rights under this Section.

6.12                        Formation or Acquisition of Subsidiaries.  Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary, Borrowers shall (a) if such Subsidiary is a domestic company, cause such new Subsidiary to provide to Bank a joinder to this Agreement to cause such Subsidiary to become a co-borrower hereunder, together with such appropriate financing statements and/or control agreements, all in form and substance reasonably satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all (or, as to any non-domestic Subsidiary, 65%) of the direct or beneficial ownership interest in such new Subsidiary, in form and substance reasonably satisfactory to Bank, and (c) provide to Bank all other documentation in form and substance reasonably satisfactory to Bank that in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above.

6.13                        Notices of Commercial Tort Claims; Event of Default.  Without limiting or contradicting any other more specific provision of this Agreement, promptly (and in any event within three (3) Business Days) upon a Borrower becoming aware of the existence of any Event of Default or event described in Section 8 which, with the giving of notice or passage of time, or both, would constitute an Event of Default, such Borrower shall give written notice to Bank of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default. If a Borrower shall acquire a commercial tort claim (as defined in the Code), such Borrower shall promptly notify Bank in writing of the general details thereof and grant to the Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Bank.

6.14                        Post Closing Covenants.  Within 60 days following the Closing Date, Borrowers shall deliver to Bank, each in form and substance reasonably satisfactory to Bank, (i) landlord waiver(s) with respect to certain of Borrowers’ leased locations identified by Bank prior to the Closing Date; and (ii) delivery of the share certificates representing the Shares held by a Borrower, if certificated, and duly executed stock powers.

6.15                        Further Assurances.  At any time and from time to time Borrowers shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7.                                      NEGATIVE COVENANTS.

Borrowers will not do any of the following:

7.1                               Dispositions.  Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than:  (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of a Borrower or its Subsidiaries in the ordinary course of business; or (iii) Transfers of worn-out or obsolete Equipment.

7.2                               Change in Business or Executive Office.  Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrowers and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business in the manner conducted by Borrowers as of the Closing Date; or without thirty (30) days prior written notification to Bank, relocate its chief executive office or state of incorporation or change its legal name; or without Bank’s prior written consent, change the date on which its fiscal year ends.

7.3                               Change in Control/Mergers or Acquisitions.  (i) Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person; or (ii) suffer or permit a Change in Control; provided however, only advance written notice to the Bank will be required for any action restricted by this Section 7.3 if all Obligations are paid in full in cash out of the proceeds of the initial closing of such action and such payment is listed as a condition to the consummation of such action.  Notwithstanding the foregoing, a Subsidiary may merge or consolidate with or into another Borrower with written notice to Bank.

7.4                               Indebtedness.  Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

7.5                               Encumbrances.  Create, incur, assume or suffer to exist any Lien with respect to any of its property (including without limitation, its Intellectual Property Collateral), or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property (including without limitation, its Intellectual Property Collateral), or permit any Subsidiary to do so.

7.6                               Distributions.  Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or permit any of its Subsidiaries to do so, except that (i) Parent may repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase;  and (ii) Subsidiaries may pay any dividend or make any other distribution to its equityholders.

7.7                               Investments.  Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or maintain or invest any of its property with a Person other than Bank or permit any of its Subsidiaries to do so unless such Person has entered into an account control agreement with Bank in form and substance satisfactory to Bank; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrowers.

7.8                               Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrowers except for transactions that are in the ordinary course of Borrowers’ business, upon fair and reasonable terms that are no less favorable to Borrowers than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9                               Subordinated Debt.  Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt, other than any amendment reducing the interest rate of such Subordinated Debt or extending the time for any payment of principal or interest under such Subordinated Debt, without Bank’s prior written consent.

7.10                        Inventory and Equipment. Store the Inventory or the Equipment with a bailee, warehouseman, or other third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Store or maintain any Equipment or Inventory at a location other than the location set forth in Section 10 of this Agreement.

7.11                        Compliance.  Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.  Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

7.12                        Capital Expenditures.  Make or contract to make, without Bank’s prior written consent, capital expenditures, including leasehold improvements, in any fiscal year in excess of $1,000,000 or incur liability for rentals of property (including both real and personal property) in an amount which, together with capital expenditures, shall in any fiscal year exceed such sum.

8.                                      EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrowers under this Agreement:

8.1                               Payment Default.  If Borrowers fail to pay, when due, any of the Obligations.

8.2                               Covenant Default.

(a)                                 If a Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement; or

(b)                                 If a Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between a Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten days after a Borrower receives notice thereof or any officer of a Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten day period or cannot after diligent attempts by Borrowers be cured within such ten day period, and such default is likely to be cured within a reasonable time, then Borrowers shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made.

8.3                               Material Adverse Effect.  If there occurs any circumstance or circumstances that could have a Material Adverse Effect.

8.4                               Attachment.  If any portion of a Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if a Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any portion of a Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of a Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after a Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrowers (provided that no Credit Extensions will be required to be made during such cure period).

8.5                               Insolvency.  If a Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by a Borrower, or if an Insolvency Proceeding is commenced against a Borrower and is not dismissed or stayed within forty five (45) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding).

8.6                               Other Agreements.  If there is a default or other failure to perform in any agreement to which a Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) or which could have a Material Adverse Effect.

8.7                               Judgments.  If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) shall be rendered against a Borrower and shall remain unsatisfied and unstayed for a period of thirty (30) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment).

8.8                               Misrepresentations.  If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

8.9                               Guaranty.  If any guaranty of all or a portion of the Obligations (a “Guaranty”) ceases for any reason to be in full force and effect, or any guarantor fails to perform any obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the “Guaranty Documents”), or any event of default occurs under any Guaranty Document or any guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.8 occur with respect to any guarantor or any guarantor dies or becomes subject to any criminal prosecution, or any circumstances arise causing Bank, in good faith, to become insecure as to the satisfaction of any of any guarantor’s obligations under the Guaranty Documents.

9.                                      BANK’S RIGHTS AND REMEDIES.

9.1                               Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrowers:

(a)                                 Declare all or any portion of Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

(b)                                 Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement or under any other agreement between Borrowers and Bank;

(c)                                  Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(d)                                 Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral.  Borrowers agree to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate.  Each Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith.  With respect to any of a Borrower’s owned premises, each Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(e)                                  Set off and apply to the Obligations any and all (i) balances and deposits of Borrowers held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Borrowers held by Bank;

(f)                                   Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral.  Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, a Borrower’s labels, Patents, Copyrights, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrowers’ rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(g)                                 Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrowers’ premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;

(h)                                 Bank may credit bid and purchase at any public sale; and

(i)                                    Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrowers.

9.2                               Power of Attorney.  Effective only upon the occurrence and during the continuance of an Event of Default, each Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as such Borrower’s true and lawful attorney to:  (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse such Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign such Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to such Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral.  The appointment of Bank as each Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.

9.3                               Accounts Collection.  At any time after the occurrence and during the continuance of an Event of Default, Bank may notify any Person owing funds to Borrowers of Bank’s security interest in such funds and verify the amount of such Account.  Borrowers shall collect for Bank all amounts owing to Borrowers, receive in trust all such payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4                               Bank Expenses.  If Borrowers fail to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrowers:  (a) make payment of the same or any part thereof; (b) set up such reserves under the a loan facility in Section 2.1 as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.7 of this Agreement, and take any action with respect to such policies as Bank deems prudent.  Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral.  Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5                               Bank’s Liability for Collateral.  So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for:  (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever.  All risk of loss, damage or destruction of the Collateral shall be borne by Borrowers.

9.6                               Shares.  Borrowers recognize that Bank may be unable to effect a public sale of any or all the Shares, by reason of certain prohibitions contained in federal securities laws and applicable state and provincial securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof.  Borrowers acknowledge and agree that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner.  Bank shall be under no obligation to delay a sale of any of the Shares for the period of time necessary to permit the issuer thereof to register such securities for public sale under federal securities laws or under applicable state and provincial securities laws, even if such issuer would agree to do so.  Upon the occurrence of an Event of Default which continues, Bank shall have the right to exercise all such rights as a secured party under the Code as it, in its sole judgment, shall deem necessary or appropriate, including without limitation the right to liquidate the Shares and apply the proceeds thereof to reduce the Obligations.  Effective only upon the occurrence and during the continuance of an Event of Default, each Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as such Borrower’s true and lawful attorney to enforce such Borrower’s rights against any Subsidiary, including the right to compel any Subsidiary to make to the Bank or a Borrower any payments or distributions respecting the Shares which are owing to such Borrower.

9.7                               Remedies Cumulative.  Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative.  Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on a Borrower’s part shall be deemed a continuing waiver.  No delay by Bank shall constitute a waiver, election, or acquiescence by it.  No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.8                               Demand; Protest.  Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrowers may in any way be liable.

10.                               NOTICES.

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.  Bank or a Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrowers:	Tabula Rasa Healthcare, Inc.
110 Marter Avenue, Suite 309
Moorestown, NJ 08057
Attn: Brian Adams, CFO
FAX: (856) 273-0254
EMAIL: badams@carekinesis.com

Morgan, Lewis & Bockius
1701 Market Street
Philadelphia, PA 19103-2921
Attn: Jeffrey P. Bodle
FAX: (215) 963-5001
EMAIL: sgoodman@morganlewis.com

If to Bank:	Bridge Bank, National Association
55 Almaden Blvd.
San Jose, CA 95113
Attn: Note Department
FAX: (408) 282-1681
EMAIL: notedepartment@bridgebank.com

and

Bridge Bank, National Association
12011 Sunset Hills Road, Suite 425
Reston, VA 20190
Attn: Blake Reid
FAX: (703) 964-1620
EMAIL: blake.reid@bridgebank.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.                               CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement and all other Loan Documents (except as otherwise expressly provided in any of the Loan Documents) shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law.  Borrowers and Bank each hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California.  BORROWERS AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT.  EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

12.                               JUDICIAL REFERENCE PROVISION.

12.1                        In the event the jury trial waiver set forth above is not enforceable, the parties elect to proceed under this judicial reference provision.

12.2                        With the exception of the items specified in Section 12.3, below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other Loan Document, will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).

12.3                        The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

12.4                        The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted.  Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

12.5        The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

12.6        The referee will have power to expand or limit the amount and duration of discovery.  The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever.  Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service.  All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

12.7        Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding.  All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript.  The party making such a request shall have the obligation to arrange for and pay the court reporter.  Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

12.8        The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California.  The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding.  The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference.  Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive.  The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee.  The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

12.9        If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration.  The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time.  The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

12.10      THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY.  AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

13.          GENERAL PROVISIONS.

13.1        Successors and Assigns.  This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by a Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion.  Bank shall have the right without the consent of or notice to Borrowers to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

13.2        Indemnification.  Each Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against:  (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and a Borrower whether under this Agreement, or otherwise (including without limitation attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

13.3        Time of Essence.  Time is of the essence for the performance of all obligations set forth in this Agreement.

13.4        Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

13.5        Amendments in Writing, Integration.  Neither this Agreement nor the Loan Documents can be amended or terminated orally.  All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.

13.6        Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

13.7        Survival.  All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions to Borrowers.  The obligations of each Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

13.8        Confidentiality.  In handling any confidential information Bank and all employees and agents of Bank, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with each Borrower, provided that such subsidiaries or affiliates agree to be bound by the confidentiality obligations contained herein; (ii) to prospective transferees or purchasers of any interest in the Credit Extensions, provided that such prospective transferees or purchasers agree to be bound by the confidentiality obligations contained herein; (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order; (iv) as may be required in connection with the examination, audit or similar investigation of Bank; and (v) as Bank may determine in connection with the enforcement of any remedies hereunder.  Confidential information hereunder shall not include information that either:  (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

13.9        Patriot Act Notice.  Bank hereby notifies Borrowers that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes names and addresses and other information that will allow Bank, as applicable, to identify the Borrowers in accordance with the Patriot Act.

14.          CO-BORROWERS.

14.1        Co-Borrowers.  Borrowers are jointly and severally liable for the Obligations and Bank may proceed against one Borrower to enforce the Obligations without waiving its right to proceed against any other Borrower.  This Agreement and the Loan Documents are a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Bank and any Borrower.  Each Borrower shall be liable for existing and future Obligations as fully as if all of the Credit Extensions were advanced to such Borrower.  Bank may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, all Borrowers, including without limitation advance request forms and compliance certificates.  Each Borrower appoints each other Borrower as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of all Borrowers, to act as disbursing agent for receipt of any Credit Extensions on behalf of each Borrower and to apply to Bank on behalf of each Borrower for any Credit Extension, any waivers and any consents.  This authorization cannot be revoked, and Bank need not inquire as to one Borrower’s authority to act for or on behalf of another Borrower.

14.2        Subrogation and Similar Rights.  Notwithstanding any other provision of this Agreement or any other Loan Document, each Borrower irrevocably waives, until all Obligations are paid in full and Bank has no further obligation to make Credit Extensions to Borrowers, all rights that it may have at law or in equity (including, without limitation, any law subrogating a Borrower to the rights of Bank under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by a Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by a Borrower with respect to the Obligations in connection with the Loan Documents or otherwise.  Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void.  If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

14.3        Waivers of Notice.  Each Borrower waives, to the extent permitted by law, notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default except as set forth herein; notice of the amount of the Obligations outstanding at any time; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase a Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; and all other notices and demands to which a Borrower would otherwise be entitled by virtue of being a co-borrower or a surety.  Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower.  Bank’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Bank thereafter to demand strict compliance and performance therewith.  Each Borrower also waives any defense arising from any act or omission of Bank that changes the scope of a Borrower’s risks hereunder.  Each Borrower hereby waives any right to assert against Bank any defense (legal or equitable), setoff, counterclaim, or claims that such Borrower individually may now or hereafter have against another Borrower or any other Person liable to Bank with respect to the Obligations in any manner or whatsoever.

14.4        Subrogation Defenses.  Until all Obligations are paid in full and Bank has no further obligation to make Credit Extensions to Borrowers, each Borrower hereby waives any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2848, 2849, 2850, 2899, and 3433 and California Code of Civil Procedure Sections 580a, 580b, 580d and 726, as those statutory provisions are now in effect and hereafter amended, and under any other similar statutes now and hereafter in effect.

14.5        Right to Settle, Release.

(a)           The liability of Borrowers hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which Bank may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.

(b)           Without notice to any given Borrowers and without affecting the liability of any given Borrowers hereunder, Bank may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to any other Borrower by written agreement with such other Borrower, (ii) grant other indulgences to another Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to any other Borrower by written agreement with such other Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle, renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.

14.6        Subordination.  All indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations and a Borrower holding the indebtedness shall take all actions reasonably requested by Bank to effect, to enforce and to give notice of such subordination.

15.          NOTICE OF FINAL AGREEMENT. NOTICE OF FINAL AGREEMENT. BY SIGNING THIS AGREEMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWERS:

TABULA RASA HEALTHCARE, INC.

By:	/s/ Brian W. Adams

Name:	Brian W. Adams

Title:	Chief Financial Officer

CAREKINESIS, INC.

By:	/s/ Brian W. Adams

Name:	Brian W. Adams

Title:	Chief Financial Officer

CAREVENTIONS, INC.

By:	/s/ Brian W. Adams

Name:	Brian W. Adams

Title:	Chief Financial Officer

CAPSTONE PERFORMANCE SYSTEMS, LLC

By:	/s/ Brian W. Adams

Name:	Brian W. Adams

Title:	Chief Financial Officer

J. A. ROBERTSON, INC.

By:	/s/ Brian W. Adams

Name:	Brian W. Adams

Title:	Chief Financial Officer

MEDLIANCE LLC

By:	/s/ Brian W. Adams

Name:	Brian W. Adams

Title:	Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BANK:

BRIDGE BANK, NATIONAL ASSOCIATION

By:	/s/ illegible

Title:	Vice President

EXHIBIT A

DEBTORS:                              TABULA RASA HEALTHCARE, INC., CAREKINESIS, INC., CAREVENTIONS, INC., CAPSTONE PERFORMANCE SYSTEMS, LLC, J. A.  ROBERTSON, INC. and MEDLIANCE LLC

SECURED PARTY:           BRIDGE BANK, NATIONAL ASSOCIATION

COLLATERAL DESCRIPTION ATTACHMENT
TO LOAN AND SECURITY AGREEMENT

All personal property of each Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)           all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), commercial tort claims, deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and

(b)           any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.  All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

EXHIBIT B

ADVANCE REQUEST FORM

(To be submitted no later than 3:00 PM to be considered for same day processing)

To:	Bridge Bank, National Association

Fax:	(408) 282-1681

Date:

From:	Tabula Rasa Healthcare, Inc.,
on behalf of all Borrowers
Borrower’s Name

Authorized Signature

Authorized Signer’s Name (please print)

Phone Number

To Account #

Borrowers hereby request funding of an Advance in the amount of $         in accordance with the Revolving Facility as defined in the Loan and Security Agreement dated April 29, 2015 and as amended from time to time.

Borrowers hereby authorize Bank to rely on facsimile stamp signatures and treat them as authorized by Borrowers for the purpose of requesting the above advance.

All representations and warranties of Borrowers stated in the Loan and Security Agreement are true, correct and complete in all material respects as of the date of this Advance Request; provided that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

Capitalized terms used herein and not otherwise defined have the meanings set forth in the Loan and Security Agreement.

EXHIBIT C

BORROWING BASE CERTIFICATE

BORROWERS: TABULA RASA HEALTHCARE, INC., CAREKINESIS, INC., CAREVENTIONS, INC., CAPSTONE PERFORMANCE SYSTEMS, LLC, J. A.  ROBERTSON, INC. and MEDLIANCE LLC

Monthly Recurring Revenue Borrowing Base Calculation			As of Date:
1	GAAP Revenue recognized during the trailing three months from Contracts	$
2.

Less: GAAP Revenue from Contracts that are not Eligible Recurring Revenue Contracts (i.e. customer (i) has elected to cancel or not renew its license or maintenance contract, or (ii) ceases conducting business, goes out of business or is insolvent, (iii) has failed to pay in full within ninety (90) days of invoice date or (iv) with foreign customers) for such trailing three months

$
3.	Eligible Monthly Recurring Revenue (#1 minus #2)		$
4.	MRR Retention Rate lesser #3 divided by #1, or 100%		%
5.	Borrowing Base Amount (#3 x #4)		$
6.	Maximum Loan Amount		$15,000,000
7.	Total Funds Available (Lesser of #5 or #6)		$
8.	Less: Outstanding Advances		$
9.	Less: Outstanding Cash Management Services		$
10.	Less: Outstanding International Sublimit Amounts		$
11.	Available for Drawdown/Need to Pay		$

If line #11 is a negative number, this amount must be remitted to the Bank immediately to bring loan balance into compliance. By signing this form Borrowers authorize the bank to deduct any advance amounts directly from any Borrower’s account(s) at Bridge Bank, National Association in the event there is an overadvance.

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan and Security Agreement between the undersigned and Bridge Bank, National Association.

Date:
Prepared By:

Date:
Bank Reviewed:

EXHIBIT D
COMPLIANCE CERTIFICATE

TO:                                                                           BRIDGE BANK, NATIONAL ASSOCIATION

FROM:                                                       TABULA RASA HEALTHCARE, INC., CAREKINESIS, INC., CAPSTONE PERFORMANCE SYSTEMS, LLC, J. A.  ROBERTSON, INC. CAREVENTIONS, INC., AND MEDLIANCE LLC

The undersigned authorized officer of Tabula Rasa Healthcare, Inc., on behalf of itself and all other Borrowers, hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrowers and Bank (the “Agreement”), (i) each Borrower is in complete compliance for the period ending                 with all required covenants except as noted below and (ii) all representations and warranties of Borrowers stated in the Agreement are true and correct as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required		Complies
A/R & A/P Agings	Monthly within 30 days		Yes	No
Deferred Revenue Report	Monthly within 30 days		Yes	No
Borrowing Base Certificate	Monthly within 30 days		Yes	No
Monthly financial statements	Monthly within 30 days		Yes	No
Compliance Certificate	Monthly within 30 days		Yes	No
Annual audited financial statements	FYE within 180 days		Yes	No
Annual operating budget, sales projections and operating plans approved by board of directors	Annually no later than 30 days after to the beginning of each fiscal year or Board approval		Yes	No
A/R Audit	Initial and Annual		Yes	No
Deposit balances with Bank	$
Deposit balance outside Bank	$

Financial Covenant	Required	Actual	Complies

Minimum Unrestricted Cash at Bank through 12/31/15	$1,000,000	$	Yes	No
Minimum Unrestricted Cash at Bank on and after 1/1/16	$1,500,000	$	Yes	No
Minimum MRR Retention Rate	90%	%	Yes	No
Minimum EBITDA for the following periods:
six months ending 6/30/15:	$2,000,000	$	Yes	No
six months ending 9/30/15:	$3,500,000	$	Yes	No
nine months ending 12/31/15:	$5,000,000	$	Yes	No
2016 and beyond	TBD	$	Yes	No

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Received by:
AUTHORIZED SIGNER
Sincerely,
Date:

Verified:
SIGNATURE		AUTHORIZED SIGNER

Date:
TITLE
	Compliance Status	Yes No

DATE

SCHEDULE OF EXCEPTIONS

Permitted Indebtedness (Section 1.1)

Permitted Investments (Section 1.1)

Permitted Liens (Section 1.1)

Inbound Licenses (Section 5.6)

Prior Names (Section 5.7)

Litigation (Section 5.8)

Subsidiaries (Section 5.14)